UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 10, 2015
DIGITAL REALTY TRUST, INC.
DIGITAL REALTY TRUST, L.P.
(Exact name of registrant as specified in its charter)

Maryland	001-32336	26-0081711
Maryland	000-54023	20-2402955
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Four Embarcadero Center, Suite 3200 San Francisco, California	94111
(Address of principal executive offices)	(Zip Code)
(415) 738-6500
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On November 10, 2015, Digital Realty Trust, Inc. (the "company") and DLR, LLC (collectively, the “Employer”) entered into an amended and restated employment agreement (the “employment agreement”) with Scott E. Peterson, pursuant to which Mr. Peterson will continue to serve as the Employer’s Chief Investment Officer. The employment agreement amends and restates in its entirety the employment letter by and between the Employer and Mr. Peterson, dated as of December 24, 2008, as amended.
The employment agreement has an initial three-year term, and will automatically be extended for one additional year upon the expiration of the initial term unless either party provides notice of such party’s intention not to renew the employment agreement not less than 60 days prior to expiration of the initial term.
Pursuant to the employment agreement, Mr. Peterson’s current annual base salary is $525,171 and is subject to increase, but not decrease, in the discretion of the Compensation Committee of the company’s Board of Directors. Mr. Peterson is also eligible to earn an annual cash performance bonus under the company’s incentive bonus plan based on the satisfaction of performance criteria established in accordance with the terms of such plan. The employment agreement provides that Mr. Peterson’s target and maximum annual bonuses are 100% and 150%, respectively, of his base salary. Mr. Peterson is eligible to participate in all incentive, savings and retirement plans, practices, policies and programs, and medical and other group welfare plan coverage and fringe benefits provided to similarly-situated executives.
Mr. Peterson’s employment agreement provides that if his employment is terminated by the Employer without “cause” or by Mr. Peterson for “good reason” (each as defined in the employment agreement), then, subject to his execution and non-revocation of a general release of claims and his continued compliance with applicable restrictive covenants, he will be entitled to receive the following payments:

•
payable within 60 days after the date of such termination, a lump-sum payment in an amount equal to fifty-percent (50%) of the sum of (a) his then-current annual base salary plus (b) his target annual bonus for the fiscal year in which the termination date occurs (collectively, the “Initial Severance Payment”); and

•
payable on the earlier to occur of (x) the six-month anniversary of the termination date or (y) a “change in control” (as defined in the Digital Realty Trust, Inc., Digital Services, Inc. and Digital Realty Trust, L.P. 2014 Incentive Award Plan, as amended or any successor incentive plan (the “Plan”)) that constitutes a “change in control event” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), a lump sum payment in an amount equal to the greater of:

◦
(i) the sum of (w) his then-current annual base salary, plus (x) his target annual bonus for the fiscal year in which the termination date occurs, plus (y) a prorated portion of his target annual bonus for the partial fiscal year in which the termination date occurs (the “stub year bonus”), plus (z) if the termination occurs after a fiscal year-end but before annual bonuses are paid or determined for such preceding fiscal year, an amount equal to such unpaid bonus (if any), if determined, or the target bonus, if bonuses have not been determined (in either case, the “prior year bonus”), if any, minus (ii) the Initial Severance Payment; or

◦
(i) the sum of (x) his then-current annual base salary and (y) the greater of (a) his target annual bonus for the fiscal year in which the termination date occurs or (b) the annual bonus paid or payable to him by the company for the fiscal year immediately preceding the fiscal year in which the termination date occurs, minus (ii) the Initial Severance Payment.

Mr. Peterson will also be entitled to continued health insurance coverage at least equal to the coverage that would have been provided to him if his employment had not been terminated, for a period ending on the earlier of the twelve-month anniversary of such termination or the date on which he becomes eligible to receive comparable health insurance under a subsequent employer’s plan, as well as Employer-paid outplacement services for twelve months following his termination. In addition, all outstanding equity-based awards held by Mr. Peterson that are subject to vesting based on continued employment or the lapse of time will become fully vested and exercisable. The vesting of any awards that are subject to vesting based on the satisfaction of performance goals, including any performance-based profits interest units of Digital Realty Trust, L.P., will be governed by the terms of the applicable award agreement.
In the event of a termination of Mr. Peterson’s employment by Employer without “cause” or by Mr. Peterson for “good reason” on or within one year after a “change in control” (as defined in the Plan), Mr. Peterson will be entitled to receive a lump sum payment within 60 days after the termination date in an amount equal to the sum of (i) two times the sum of (A) his then-current annual base salary, plus (B) his target annual bonus for the fiscal year in which the termination date occurs, (ii) the stub year bonus, plus (iii) the prior year bonus. In addition, Mr. Peterson will be entitled to the continued health insurance coverage, outplacement services and accelerated vesting of equity-based awards described above.
The expiration of the term of Mr. Peterson’s employment, or the Employer’s election not to renew or extend the term or Mr. Peterson’s employment, will not constitute a termination of Mr. Peterson’s employment by the Employer without cause.
Mr. Peterson’s employment agreement further provides that upon his death or disability, he will be entitled to a lump-sum severance payment within 60 days after the date of such termination in an amount equal to the sum of (i) his then-current annual base salary, (ii) the target annual bonus for the fiscal year in which the termination date occurs, (iii) the stub year bonus and (iv) if the termination occurs after a fiscal year-end but before annual bonuses are paid or determined for such preceding fiscal year, the prior year bonus, if any. In addition, all equity-based awards held by Mr. Peterson will be subject to the severance provisions described above.
In addition, to the extent that any payment or benefit received in connection with a change in control would be subject to an excise tax under Section 4999 of the Code, such payments and/or benefits will be subject to a “best pay cap” reduction if such reduction would result in a greater net after-tax benefit to Mr. Peterson than receiving the full amount of such payments.
The employment agreement contains confidentiality covenants by Mr. Peterson which apply indefinitely and non-solicitation covenants by Mr. Peterson which will apply during the term of his employment and for a one-year period thereafter. In addition, the employment agreement provides that during his employment with the Employer, Mr. Peterson generally may not compete with the company through the acquisition or ownership of technology-related real estate properties in the United States, Asia or Europe.
The foregoing description of the employment agreement with Mr. Peterson is qualified in its entirety by the full text of the employment agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibit.

Exhibit No.	Description
10.1	Employment Agreement, dated as of November 10, 2015, by and among Digital Realty Trust, Inc., DLR, LLC and Scott E. Peterson.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

Digital Realty Trust, Inc.

By:	/s/ Joshua A. Mills
Joshua A. Mills Senior Vice President, General Counsel and Secretary

Digital Realty Trust, L.P.

By:	Digital Realty Trust, Inc.
Its general partner

By:	/s/ Joshua A. Mills
Joshua A. Mills Senior Vice President, General Counsel and Secretary

Date: November 16, 2015

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement, dated as of November 10, 2015, by and among Digital Realty Trust, Inc., DLR, LLC and Scott E. Peterson.